Exhibit 5

                Opinion of Mesirov Gelman Jaffe Cramer & Jamieson



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                     Mesirov Gelman Jaffe Cramer & Jamieson
                                Attorneys at Law

(215)  994-1000

                                                              June 14, 1996


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re:  EA Industries, Inc. Registration Statement on Form S-8
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Dear Sir/Madam:

     As counsel to EA Industries, Inc., a New Jersey corporation (the "Company"), we are familiar with the corporate proceedings relating to the proposed registration on Form S-8, which is to be filed with the Securities and Exchange Commission on or about June 14, 1996 (the "Registration Statement"), of
(i) 1,000,000 shares of the Company's Common Stock ("Shares") issuable pursuant to the Company's 1994 Stock Option Plan for Non-Employee Directors (the "Directors' Stock Option Plan"), together with 1,000,000 Preferred Stock Purchase Rights ("Rights") associated with the Shares reserved for issuance pursuant to the Directors' Stock Option Plan, and (ii) 6,000,000 Shares issuable pursuant to the Company's 1994 Equity Incentive Plan (the "Equity Incentive Plan"), together with 6,000,000 Rights associated with the Shares reserved for issuance pursuant to the Equity Incentive Plan.

     We have examined the Company's Certificate of Incorporation, as amended, the Company's By-Laws, as amended, and related minutes of action taken by, as well as related consents executed by, the Board of Directors of the Company, and such other documents and corporate records relating to the Company and the proposed issuance and sale of the Shares, together with associated Rights, as we deemed appropriate for purposes of rendering this opinion.

     Based upon the foregoing, it is our opinion that, subject to the approval for the listing of the Shares on the New York Stock Exchange, when the Shares are sold in the manner and for the consideration described in the Directors' Stock Option Plan and Equity Incentive Plan, repectively, the Shares, and associated Rights, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to all references made to this firm included in the Registration Statement.

     Richard P. Jaffe, a partner in this firm, is the Secretary of the Company.


                                 Very truly yours,

                                 /s/ MESIROV GELMAN JAFFE CRAMER & JAMIESON


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